Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS:

•
FOURTH QUARTER REVENUE OF $138.3 MILLION, UP 3% SEQUENTIALLY AND UP 7% YEAR-OVER-YEAR
•
FOURTH QUARTER OPERATING INCOME OF $15.8 MILLION; EX-ITEMS, $15.7 MILLION, DOWN 5% SEQUENTIALLY AND FLAT YEAR-OVER-YEAR
•
FOURTH QUARTER OPERATING MARGINS, EX-ITEMS, OF OVER 11%, DOWN 100 BASIS POINTS SEQUENTIALLY AND 80 BASIS POINTS YEAR-OVER-YEAR
•
FOURTH QUARTER GAAP EPS OF $0.15; EX-ITEMS, $0.21, DOWN 4% SEQUENTIALLY AND YEAR-OVER-YEAR
•
FOURTH QUARTER FREE CASH FLOW OF $5.1 MILLION
•
NET DEBT REDUCED BY $1.2 MILLION; LEVERAGE RATIO IMPROVED TO 1.09
•
COMPANY REPURCHASED 363,207 SHARES OF COMMON STOCK, FOR $5.7 MILLION AGGREGATE PURCHASE PRICE
•
COMPANY ANNOUNCES Q1 2026 QUARTERLY DIVIDEND

•
FULL YEAR REVENUE OF $526.5 MILLION, UP SLIGHTLY
•
FULL YEAR OPERATING INCOME OF $56.5 MILLION; EX-ITEMS, $58.7 MILLION, DOWN 10%
•
FULL YEAR GAAP EPS OF $0.68 UP 3%; EX-ITEMS, EPS OF $0.75, DOWN 14%
•
FULL YEAR FREE CASH FLOW OF $26.0 MILLION
•
FULL YEAR NET DEBT REDUCED BY $18.7 MILLION OR OVER 17%
•
FULL YEAR COMPANY REPURCHASED APPROXIMATELY 1.2 MILLION SHARES OF COMMON STOCK, $15.5 MILLION AGGREGATE PURCHASE PRICE

HOUSTON (February 4, 2026) – Core Laboratories Inc. (NYSE: “CLB”) (“Core”, “Core Lab”, or the “Company”) reported fourth quarter 2025 revenue of $138,300,000. Core’s operating income was $15,800,000, with earnings per diluted share (“EPS”) of $0.15, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $15,700,000, yielding operating margins of over 11% and EPS, ex-items, of $0.21. For the full year 2025, revenue of $526,500,000 was up slightly compared to 2024, generating operating income on a GAAP basis of $56,500,000 and operating income, ex-items, of $58,700,000. The Company’s full year EPS, ex-items, was $0.75. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno, stated, “Core Lab’s fourth quarter results were highlighted by sequential and year-over-year revenue growth that exceeded our provided guidance range for the quarter. This was driven by strong international demand for the Company’s proprietary technologies, which helped offset a seasonally soft U.S. land market. Core Lab’s recent investments to bring unconventional reservoir rock testing capabilities to the Middle East produced immediate returns, as the Company executed and expedited a large unconventional reservoir rock analytical program for a National Oil Company (“NOC”) during the fourth quarter. Also during the fourth quarter, Core returned free cash to its shareholders through the Company’s quarterly dividend and by repurchasing 363,207 shares of Company stock, marking five consecutive quarters of share repurchases. For full year 2025, the Company repurchased approximately 1.2 million shares, or over 2.5% of the Company’s outstanding share count. Aligned with our long-standing strategy, Core remains committed to returning excess free cash to its shareholders, while maintaining a strong balance sheet and executing our strategic growth initiatives. As the Company celebrates its 90th anniversary, Core’s consistent performance reflects the strength of our asset-light business model, global technology leadership, client focus, and long-standing commitment to shareholder returns.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the United States. Revenue for Reservoir Description in the fourth quarter of 2025 was $92,300,000, up 5% sequentially and up over 6% from last year. Operating income on a GAAP basis was $12,800,000. Operating income, ex-items, was $12,700,000, up 9% sequentially, yielding operating margins of 14%, with incremental margins of 27%. Sequential incremental margins were negatively impacted by three factors: 1) expanded international sanctions arising from the Russia-Ukraine conflict, 2) pass-through revenue with low margins associated with a collaborative project, and 3) increased labor costs. For the full year 2025, the segment’s revenue of $347,700,000, up slightly from last year, generated operating income on a GAAP basis of $43,900,000, and operating income, ex-items, of $42,900,000, yielding operating margins of over 12%.

In the fourth quarter, Core Lab successfully completed phase one of a comprehensive study for an NOC in the Middle East focused on evaluating unconventional reservoir rock properties. Unconventional reservoirs require highly specialized laboratory workflows to accurately determine rock properties, reservoir quality, and production potential. The analytical program leveraged Core Lab’s array of internally developed laboratory technologies, including high-frequency nuclear magnetic resonance, NANOk™ Nano Permeametry, and the Company’s Shale Matrix Permeameter. These complementary technologies delivered the precision, repeatability, and scalability required to meet the operator’s technical objectives as they evaluate these challenging reservoirs. The next phase of the program will focus on correlating newly generated laboratory data with legacy datasets and downhole log response, yielding a more robust reservoir model and improved forecasts of long-term production potential.

Also during the fourth quarter, Core Lab experienced an increase in regional study sales focused on Africa and Brazil, reflecting renewed industry interest in exploration activity. Demand was particularly strong along the West African Offshore Equatorial Margin, including Côte d’Ivoire, Ghana, Gabon, and Liberia, as well as North Africa. In addition, interest heightened along the South Atlantic Margin in Brazil’s offshore Pelotas Basin. Collectively, demand for Core Lab’s data sets highlight the Company’s reputation as a trusted, independent provider of geological insights that enable clients to reduce uncertainty and make informed exploration and development decisions.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional and unconventional projects across the globe, posted fourth quarter 2025 revenue of $46,000,000, down slightly sequentially and up over 8% year-over-year. Operating income for the fourth quarter on both a GAAP basis and ex-items, was $3,000,000, yielding operating margins, ex-items, of 7%, expanding 300 basis points year over year. Sequential margin performance was negatively impacted by increased raw material expenses associated with tariffs and a provision for a potentially uncollectible receivable balance. There are no additional receivables at risk associated with this contract. For the full year 2025, the segment’s revenue of $178,800,000 increased slightly compared to 2024, generated operating income on a GAAP basis of $12,100,000, and operating income, ex-items, of $15,100,000, up over 25% and up 165 basis points, despite lower levels of U.S. onshore well completion activity.

In the fourth quarter of 2025, Core Lab successfully completed an offshore plug and abandonment project on a deepwater Gulf of America well using its proprietary PAC™ technology. Core’s PAC™ system was selected to enable annular access for permanent cement barrier placement where conventional section milling presented operational and scheduling risks. The operation was completed in approximately four days, exceeding client expectations. Based on typical offshore milling durations and current day rates, the use of Core Lab’s PAC™ system is estimated to have reduced execution time by up to five days and lowered well cost by approximately half-million dollars. Core’s PAC™ system is a widely proven and accepted technology, and adoption of this technology is expanding beyond its traditional geographic markets.

Also, during the fourth quarter, a major deepwater operator engaged Core Lab to deploy its innovative, thru-pipe top-of-cement tracing technology using Core’s proprietary SpectraStim® tracers for their riserless completions. Riserless cementing is often employed offshore as a cost-effective technique for setting conductor and surface casings where the seabed is unstable or where shallow gas hazards exist. Due to the instability of these zones, lightweight, low-density foamed cement is often utilized for setting these shallow casing strings. It is very important to ensure zonal coverage with the foamed cement. However, because foamed cement has a low acoustic impedance, traditional cement bond logs are notoriously ineffective in evaluating coverage. Core’s SpectraStim® tracing successfully confirmed zonal coverage by the foamed cement and satisfied the offshore regulatory requirements in a cost-effective manner.

Liquidity, Free Cash Flow, Share Repurchases, and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the fourth quarter of 2025, cash from operations was $8,100,000 and capital expenditures associated with operations were $3,000,000, yielding FCF of $5,100,000. The Company had cash from operations of $37,200,000 and generated $26,000,000 of FCF for the twelve months ending December 31, 2025.

As mentioned in the Company’s prior earnings releases, in February 2024, fire damaged a building on the campus of Core Lab’s Advanced Technology Center in Aberdeen, Scotland. Losses caused by the fire are covered by Core Lab’s property and casualty insurance. Insurance proceeds and the capital expenditures associated with replacing the equipment and restoring the building are disclosed separately in the investing section of the cash flow statement. Capital expenditures associated with these items were $700,000 for the fourth quarter of 2025 and $3,400,000 for the twelve months ending December 31, 2025. Capital expenditures associated with these items are not included in the calculation of FCF.

On October 1, 2025, Core Lab completed the acquisition of Brazilian-based Solintec Consultoria E Servicos De Geologia Ltda. (“Solintec”), for an initial cash payment of approximately $2,300,000.

In the fourth quarter of 2025, Core Lab repurchased 363,207 shares at an aggregate purchase price of approximately $5,700,000.

As of December 31, 2025, Core’s net debt (defined as long-term debt less cash and cash equivalents) was $90,200,000, which was reduced by $1,200,000 during the quarter. Also, during the fourth quarter of 2025, the Company’s leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) improved to 1.09, and is now at its lowest level in nine years. For the full year, Core’s net debt was reduced by $18,700,000, or over 17% from last year. This marked the sixth consecutive year of reducing the Company’s net debt, with aggregate total reduction of $205,800,000, or approximately 70%. The Company remains focused on executing its strategic business initiatives and continues to evaluate allocation of capital and other uses of free cash to return value to shareholders, while also reducing debt.

On October 22, 2025, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on November 24, 2025, to shareholders of record on November 3, 2025.

On February 4, 2026, the Board approved a cash dividend of $0.01 per share of common stock, payable on March 9, 2026, to shareholders of record on February 16, 2026.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promotes capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield services companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s formula, the Company’s ROIC for the fourth quarter of 2025 at 9.7%.

Industry and Core Lab Outlook and Guidance

The IEA, EIA, and OPEC+ forecast global crude oil demand growth of approximately 0.9–1.4 million barrels per day in 2026, a slight increase from their previous forecasts. As discussed in Core Lab’s third quarter release, the IEA published a report in September 2025 which noted accelerating natural decline rates in existing producing fields pose a significant long-term supply risk. This analysis underpins the need for sustained investment in oil and gas developments to maintain energy security and market stability. In the U.S., oil production growth is moderating as capital discipline, maturing shale plays, and natural decline rates increasingly offset efficiency gains. As efficiency gains become less impactful, activity levels must increase to maintain or expand U.S. land production. These factors support the ongoing demand for oilfield services, and Core Lab is seeing operators prioritize production sustainment, well optimization, and recovery enhancement. International markets continue to exhibit resilient activity levels indicative of multi-year offshore developments and long-cycle investments across key global basins. Core Lab’s Reservoir Description and Production Enhancement technologies are well positioned to support these ongoing investment needs.

In the near term, tariff pressures and OPEC+ production policy decisions continue to contribute to market volatility and softer commodity prices. Despite these headwinds, longer-term crude oil demand fundamentals remain strong. Core Lab maintains a constructive multi-year outlook and continues to see steady activity across committed long-cycle projects, including deepwater developments in the South Atlantic Margin, North and West Africa, Norway, the Middle East, and select Asia-Pacific markets. Revenue realization on these projects remains partially dependent on the geologic success rates achieved by clients. Short-cycle activities, particularly in the U.S. onshore environment, will remain sensitive to changes in commodity prices.

Geopolitical conflicts and associated sanctions, evolving trade and tariff dynamics, and commodity price volatility continue to create uncertainty in demand for Core Lab’s products and services. Core also expects seasonal patterns to result in the typical sequential decline in activity during the first quarter of 2026. Severe weather events in North America caused freezing conditions in early 2026 that disrupted both Reservoir Description and Production Enhancement client activities and Core Lab operations. In addition, adverse weather in Europe and the Mediterranean Sea also suspended client crude-assay work and damaged one of the Company’s facilities. While client operations have begun to recover, these weather-related disruptions have created additional revenue and margin headwinds for the first quarter.

For the first half of 2026, Core Lab anticipates U.S. land completion activity will be down compared to the first half of 2025; however, the Company projects completion activity to improve from current levels. Growth in demand for Core’s diagnostic services and technological innovations in proprietary energetic systems may partially offset softer U.S. onshore activity in 2026.

To date, tariffs have not had a significant impact to Core Lab’s Reservoir Description segment. However, for Production Enhancement operations, certain imported raw materials are subject to tariffs. While tariffs are increasing supply costs and affecting margins, the Company continues to take steps to mitigate their impact.

Consequently, Reservoir Description’s first quarter 2026 revenue is projected to range from $82,000,000 to $86,000,000,with operating income of $6,800,000 to $8,250,000. Production Enhancement’s first quarter revenue is estimated to range from $42,000,000 to $44,000,000, with operating income of $2,800,000 to $3,800,000.

Core’s first quarter 2026 revenue is projected to range from $124,000,000 to $130,000,000, with operating income of $9,700,000 to $12,200,000, yielding operating margins of approximately 9%. EPS for the first quarter of 2026 is expected to be $0.11 to $0.15.

The Company’s first quarter 2026 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. The first quarter guidance also reflects a higher interest rate related to a term loan drawn upon on January 12, 2026, in the amount of $50,000,000. The term loan was used to repay the 2021 Senior Notes Series A in the amount of $45,000,000. This term loan is subject to a variable SOFR-based interest rate in line with our revolving credit facility, which is approximately 200 basis points higher than the fixed rate debt that was retired. First quarter guidance assumes an effective tax rate of 25%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter and full year 2025 earnings announcement. The call will begin at 7:30 a.m. CST / 8:30 a.m. EST on Thursday, February 5, 2026. To log on to the listen-only webcast, visit www.corelab.com/investors 15 minutes before the start of the call. For those not available to listen to the live webcast, a replay and transcript will be available on the Company’s website shortly after the call. Analysts may contact investor.relations@corelab.com for conference call dial-in information.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements Core Lab makes, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the impact of tariffs, trade policies and sanctions, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations

Phone: +1 713 328 6210

E-mail: investor.relations@corelab.com

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended			% Variance
	December 31, 2025	September 30, 2025	December 31, 2024	vs. Q3-2025	vs. Q4-2024
REVENUE	$138,255	$134,521	$129,237	2.8%	7.0%

OPERATING EXPENSES:
Costs of services and product sales	109,516	104,901	106,199	4.4%	3.1%
General and administrative expense	10,631	10,688	9,080	(0.5)%	17.1%
Depreciation and amortization	3,668	3,594	3,664	2.1%	0.1%
Other (income) expense, net	(1,392)	(5,590)	(3,880)	NM	NM
Total operating expenses	122,423	113,593	115,063	7.8%	6.4%

OPERATING INCOME	15,832	20,928	14,174	(24.4)%	11.7%
Interest expense	2,609	2,650	2,629	(1.5)%	(0.8)%
Income before income taxes	13,223	18,278	11,545	(27.7)%	14.5%
Income tax expense	5,960	3,754	4,076	58.8%	46.2%
Net income	7,263	14,524	7,469	(50.0)%	(2.8)%
Net income attributable to non- controlling interest	181	285	66	NM	NM
Net income attributable to Core Laboratories Inc.	$7,082	$14,239	$7,403	(50.3)%	(4.3)%

Diluted earnings per share	$0.16	$0.31	$0.16	(48.4)%	—%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.15	$0.30	$0.15	(50.0)%	—%

Diluted weighted average common shares outstanding	46,697	47,078	47,773	(0.8)%	(2.3)%

Effective tax rate	45%	21%	35%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$92,282	$88,224	$86,793	4.6%	6.3%
Production Enhancement	45,973	46,297	42,444	(0.7)%	8.3%
Consolidated	$138,255	$134,521	$129,237	2.8%	7.0%

Operating income:
Reservoir Description	$12,823	$16,574	$16,643	(22.6)%	(23.0)%
Production Enhancement	3,025	4,379	(2,597)	(30.9)%	216.5%
Corporate and Other	(16)	(25)	128	NM	NM
Consolidated	$15,832	$20,928	$14,174	(24.4)%	11.7%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31,		% Variance
	2025	2024
REVENUE	$526,520	$523,848	0.5%

OPERATING EXPENSES:
Costs of services and product sales	417,587	420,522	(0.7)%
General and administrative expense	45,430	39,770	14.2%
Depreciation and amortization	14,649	14,953	(2.0)%
Other (income) expense, net	(7,614)	(9,953)	NM
Total operating expenses	470,052	465,292	1.0%

OPERATING INCOME	56,468	58,556	(3.6)%
Interest expense	10,572	12,369	(14.5)%
Income before income taxes	45,896	46,187	(0.6)%
Income tax expense	13,371	14,034	(4.7)%
Net income	32,525	32,153	1.2%
Net income attributable to non-controlling interest	722	753	NM
Net income attributable to Core Laboratories Inc.	$31,803	$31,400	1.3%

Diluted earnings per share	$0.69	$0.67	3.0%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.68	$0.66	3.0%

Diluted weighted average common shares outstanding	47,028	47,685	(1.4)%

Effective tax rate	29%	30%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$347,683	$346,146	0.4%
Production Enhancement	178,837	177,702	0.6%
Total	$526,520	$523,848	0.5%

Operating income:
Reservoir Description	$43,939	$51,466	(14.6)%
Production Enhancement	12,055	6,612	82.3%
Corporate and Other	474	478	(0.8)%
Total	$56,468	$58,556	(3.6)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	December 31, 2025	September 30, 2025	December 31, 2024	vs. Q3-2024	vs. Q4-2024

Cash and cash equivalents	$22,847	$25,629	$19,157	(10.9)%	19.3%
Accounts receivable, net	113,528	110,258	111,761	3.0%	1.6%
Inventories	54,496	58,241	59,402	(6.4)%	(8.3)%
Other current assets	31,495	32,786	36,286	(3.9)%	(13.2)%
Total current assets	222,366	226,914	226,606	(2.0)%	(1.9)%

Property, plant and equipment, net	99,447	98,031	97,063	1.4%	2.5%
Right of use assets	54,346	53,980	56,488	0.7%	(3.8)%
Intangibles, goodwill and other long-term assets, net	220,793	212,435	210,249	3.9%	5.0%
Total assets	$596,952	$591,360	$590,406	0.9%	1.1%

LIABILITIES AND EQUITY:

Accounts payable	$37,275	$36,945	$34,549	0.9%	7.9%
Short-term operating lease liabilities	11,456	11,474	10,690	(0.2)%	7.2%
Other current liabilities	58,440	47,324	52,347	23.5%	11.6%
Total current liabilities	107,171	95,743	97,586	11.9%	9.8%

Long-term debt, net	110,255	114,103	126,111	(3.4)%	(12.6)%
Long-term operating lease liabilities	42,309	41,525	43,343	1.9%	(2.4)%
Other long-term liabilities	57,457	62,601	65,630	(8.2)%	(12.5)%

Total equity	279,760	277,388	257,736	0.9%	8.5%
Total liabilities and equity	$596,952	$591,360	$590,406	0.9%	1.1%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$32,525	$32,153
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	7,137	3,755
Depreciation and amortization	14,649	14,953
Deferred income taxes	(4,739)	674
Insurance recovery on property, plant and equipment	(6,830)	(4,398)
Accounts receivable	(4,953)	(3,612)
Inventories	2,644	9,367
Accounts payable	477	519
Other adjustments to net income	(3,734)	2,977
Net cash provided by operating activities	37,176	56,388

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures - operations	(11,209)	(11,888)
Capital expenditures - rebuilding of Aberdeen facility	(3,380)	(1,140)
Net proceeds from insurance recovery - Aberdeen facility	9,951	2,102
Acquisitions, net of cash acquired	(1,237)	—
Net proceeds from life insurance policies	778	2,776
Other investing activities	2,866	1,756
Net cash used in investing activities	(2,231)	(6,394)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(63,000)	(82,000)
Proceeds from long-term debt	48,000	44,000
Equity related transaction costs	—	(756)
Debt issuance costs	(1,706)	(19)
Dividends paid	(1,869)	(1,876)
Repurchase of common stock	(12,426)	(5,306)
Other financing activities	(254)	—
Net cash used in financing activities	(31,255)	(45,957)

NET CHANGE IN CASH AND CASH EQUIVALENTS	3,690	4,037
CASH AND CASH EQUIVALENTS, beginning of year	19,157	15,120
CASH AND CASH EQUIVALENTS, end of year	$22,847	$19,157

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Quarter Ended
	December 31, 2025	September 30, 2025	December 31, 2024
GAAP reported	$15,832	$20,928	$14,174
Stock compensation (1)	—	—	(771)
Inventory and asset write-downs and severance (2)	—	601	4,115
Insurance recovery on property, plant and equipment (3)	—	(5,252)	(2,572)
Foreign exchange losses (gains)	(95)	354	761
Excluding specific items	$15,737	$16,631	$15,707

	Net Income Attributable to Core Laboratories Inc.
	Quarter Ended
	December 31, 2025	September 30, 2025	December 31, 2024
GAAP reported	$7,082	$14,239	$7,403
Stock compensation (1)	—	—	(617)
Inventory and asset write-downs and severance (2)	—	451	3,292
Insurance recovery on property, plant and equipment (3)	—	(3,939)	(2,058)
Foreign exchange losses (gains)	(72)	265	610
Effect of higher (lower) tax rate (4)	2,654	(815)	1,766
Excluding specific items	$9,664	$10,201	$10,396

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Quarter Ended			Year ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025
GAAP reported	$0.15	$0.30	$0.15	$0.68
Stock compensation (1)	—	—	(0.01)	0.05
Inventory and asset write-downs, lease abandonment and severance (2)	—	0.01	0.07	0.08
Insurance recovery on property, plant and equipment (3)	—	(0.08)	(0.04)	(0.11)
Foreign exchange losses (gains)	—	0.01	0.01	0.01
Effect of higher (lower) tax rate (4)	0.06	(0.02)	0.04	0.04
Excluding specific items	$0.21	$0.22	$0.22	$0.75

(1) The three months ended December 31, 2024 includes reversals of stock compensation expense previously recognized due to a change in probability of performance conditions for certain executives' share awards. The year ended December 31, 2024 includes reversals of stock compensation expense previously recognized due to a change in probability of performance conditions for certain executives' share awards and the acceleration of stock compensation expense associated with employees reaching eligible retirement age.

(2) Includes the write-down of inventory, leasehold improvements, and/or other assets and exit costs associated with consolidation of certain facilities.
(3) Includes recovery of insurance proceeds associated with the fire at the Aberdeen, U.K. facility.

(4) The three months ended December 31, 2024 includes the effect to reflect tax expense at a normalized rate of 20%. The three months ended September 30, 2025 and December 31, 2025, and the year ended December 31, 2025 include the effect to reflect tax expense at a normalized rate of 25%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Quarter Ended December 31, 2025
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$12,823	$3,025	$(16)
Foreign exchange losses (gains)	(111)	3	13
Excluding specific items	$12,712	$3,028	$(3)

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 9.7% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $38.8 million divided by Average Total Invested Capital ("Average TIC") of $398.5 million, where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense, less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity, plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is defined as net cash provided by operating activities (which is the most directly comparable GAAP measure) less cash paid for capital expenditures - operations. Management believes that free cash flow provides useful information to investors regarding the cash available in the period in excess of Core’s needs to fund its capital expenditures and operating activities. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash does not represent residual cash available for distribution because Core may have other non-discretionary expenditures that are not deducted from the measure. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Quarter Ended	Year Ended
	December 31, 2025	December 31, 2025
Net cash provided by operating activities	$8,091	$37,176
Capital expenditures - operations	(2,944)	(11,209)
Free cash flow	$5,147	$25,967

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